 Exhibit 99.1

Exterran Announces Addition to Board of Directors

HOUSTON, October 30, 2008 – Exterran Holdings, Inc. (NYSE: EXH) today announced that Christopher T. Seaver has been elected to its board of directors.

Mr. Seaver served as President, Chief Executive Officer and a director of Hydril Co. from 1997 until its acquisition in 2007 and assumed the duties of Chairman of the Board beginning in 2006.  Mr. Seaver joined Hydril, an energy services company with operating plants in the United States, Canada, Mexico, Scotland, Nigeria, Indonesia and India, in 1985 and served in positions of increasing responsibility. He has been a member of the board of directors of Oil States International, Inc. (NYSE: OIS) since May 2008.

“We are pleased to welcome Chris to our board of directors,” said Gordon T. Hall, Chairman of the Board.  “His extensive managerial experience in operations and global energy markets will be a valuable addition to the Exterran board.”

About Exterran Holdings
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications.  Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners.  Headquartered in Houston, Texas, Exterran and its over 10,000 employees have operations in more than 30 countries.  For more information, visit www.exterran.com.

Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Pat (Patricia) Wente (281) 836-7308

SOURCE: Exterran Holdings, Inc.